EXHIBIT (j)(2)


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to the Registration Statement (1933 Act File No. 33-1121) on Form N-1A of Eaton Vance Investment Trust of our reports each dated May 4, 2001 of National Limited Maturity Municipals Portfolio and Eaton Vance National Limited Maturity Municipals Fund (the "Fund") included in the March 31, 2001 Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

July 24, 2001
Boston, Massachusetts